As filed with the Securities and Exchange Commission on December 5, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ANNTAYLOR STORES CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Delaware	13-3499319
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

7 Times Square New York, New York	10036
(Address of Principal Executive Office)	(Zip Code)

ANNTAYLOR STORES CORPORATION

ASSOCIATE DISCOUNT STOCK PURCHASE PLAN

(Full Title of the Plan)

Barbara K. Eisenberg, Esq.

Executive Vice President, General Counsel and Secretary

AnnTaylor Stores Corporation

7 Times Square

New York, New York 10036

(Name and Address of Agent For Service)

(212) 541-3300

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☒        Accelerated filer  ☐        Non-accelerated filer  ☐        Smaller reporting company  ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
AnnTaylor Stores Corporation Common Stock, par value $0.0068 per share	650,000	$4.03	$2,619,500	$102.95

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover additional shares of Common Stock which may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without receipt of consideration which results in an increase in the number of the Registrant’s shares of outstanding Common Stock.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act. The price per share is estimated to be $4.03 based on the average of the high and low sales prices of shares of the Registrant’s Common Stock on December 2, 2008, as reported on the New York Stock Exchange.

EXPLANATORY NOTE

AnnTaylor Stores Corporation (the “Registrant”) has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act, to register the issuance of up to 650,000 additional shares of its common stock, par value $0.0068 per share (“Common Stock”), under the AnnTaylor Stores Corporation Associate Discount Stock Purchase Plan (“ADSPP”). On April 3, 2008, the Registrant filed with the Commission a definitive Proxy Statement (File No. 001-10738), which included a proposal for stockholder approval to increase the overall number of shares available under the ADSPP by 650,000 shares of Common Stock, which proposal was approved by the Registrant’s stockholders on May 15, 2008.

This registration statement is filed for the purpose of registering additional securities of the same class as those registered under a currently effective registration statement on Form S-8, originally filed with the Securities and Exchange Commission (the “Commission”) on June 3, 1999 (File No. 333-79921), under which the Registrant registered an aggregate of 250,000 shares of Common Stock (which amount was automatically increased to 375,000 and to 562,500 pursuant to Rule 416 of the Securities Act as a result of two separate 3 for 2 stock splits of the Registrant’s Common Stock that occurred in May 2002 and May 2004, respectively). In addition, on June 21, 2002 (File No. 333-90954), the Registrant filed with the Commission a currently effective registration statement on Form S-8, to register the issuance of up to an additional 600,000 shares of Common Stock under the ADSPP (which amount was automatically increased to 900,000 pursuant to Rule 416 of the Securities Act as a result of a 3 for 2 stock split of the Registrant’s Common Stock that occurred in May 2004). Pursuant to General Instruction E to Form S-8, the contents of these registration statements (File No. 333-79921 and File No. 333-90954), including any amendments thereto or filings incorporated therein, are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Commission are incorporated herein by reference:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended February 2, 2008, filed March 20, 2008.

•	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended May 3, 2008, August 2, 2008 and November 1, 2008.

•

The Registrant’s Current Reports on Form 8-K filed February 26, 2008, March 18, 2008, April 29, 2008, May 9, 2008, May 16, 2008, June 13, 2008, July 15, 2008, August 12, 2008 (except for any information therein that is deemed “furnished” but not “filed”), August 22, 2008, November 7, 2008 (except for any information therein that is deemed “furnished” but not “filed”) and November 21, 2008 (except for any information therein that is deemed “furnished” but not “filed”).

•	The Registrant’s Proxy Statement, dated April 3, 2008, relating to the Registrant’s 2008 Annual Meeting of Stockholders.

•

The description of the Common Stock of the Registrant set forth in the Registrant’s Registration Statement on Form 8-A, dated May 15, 1991, filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed for the purpose of updating such description.

•	The Registrant’s Registration Statements on Form S-8 filed June 3, 1999 and June 21, 2002.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment which indicates that all of the securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (“DGCL”) sets forth the applicable terms, conditions and limitations governing the indemnification of officers, directors and other persons. The Registrant’s amended bylaws provide for the indemnification of its officers and directors to the fullest extent permitted by law, and as permitted by Section 145 of the DGCL, Article VIII of the Registrant’s amended bylaws provides, in part, as follows:

Section 1. Power to Indemnify in Actions, Suits or Proceedings other Than Those by or in the Right of the Corporation. Subject to Section 3 of this Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 2. Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 3 of this Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 3. Authorization of Indemnification. Any indemnification under this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article VIII, as the case may be. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders. To the extent, however, that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case.

In addition, the Registrant maintains directors’ and officers’ liability insurance for the benefit of its directors and officers and has entered into an indemnification agreement with each of its non-employee directors. The indemnification agreement provides for, among other things, the indemnification of such director for liabilities that may arise by reason of his/her status or service as a director. The agreement also requires the Registrant to (i) advance expenses incurred by such director as a result of any proceeding against him/her as to which he/she could be indemnified and (ii) extend liability insurance coverage to him/her to the extent the Registrant maintains such insurance for its directors and officers.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

Exhibit No.	Description of Exhibit
4.1	Restated Certificate of Incorporation of AnnTaylor Stores Corporation. Incorporated by reference to Exhibit 3.1 to the Form 10-Q of AnnTaylor Stores Corporation for the Quarter ended April 29, 2006, filed on June 7, 2006.

4.2	By-laws of AnnTaylor Stores Corporation, as amended through August 21, 2008. Incorporated by reference to Exhibit 3.2 to the Form 8-K of AnnTaylor Stores Corporation filed on August 22, 2008.

4.3	Amended and Restated Rights Agreement, dated as of May 1, 2001, between AnnTaylor Stores Corporation and Mellon Investor Services LLC, as Rights Agent. Incorporated by reference to Exhibit 1 to the Registration Statement on Form 8-A/A No. 1, filed on May 24, 2001.

4.4	AnnTaylor Stores Corporation Associate Discount Stock Purchase Plan, incorporated by reference to Exhibit B to the definitive proxy statement of AnnTaylor Stores Corporation, filed on April 3, 2008.

*23.1	Consent of Deloitte & Touche LLP.

*24.1	Powers of Attorney (included on signature page).

*	Filed electronically herewith.

ITEM 9.	UNDERTAKINGS

Not Applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 4th day of December, 2008.

ANNTAYLOR STORES CORPORATION

By:	/s/ Kay Krill
Name:	Kay Krill
Title:	President and Chief Executive Officer

POWERS OF ATTORNEY

Know all men by these presents, that each person whose signature appears below constitutes and appoints Kay Krill, Barbara K. Eisenberg and Michael J. Nicholson, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated.

NAME	TITLE	DATE

/s/ Kay Krill Kay Krill	President, Chief Executive Officer and Director (Principal Executive Officer and Director)	December 4, 2008

/s/ Michael J. Nicholson Michael J. Nicholson	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	December 4, 2008

NAME	TITLE	DATE

/s/ Ronald W. Hovsepian Ronald W. Hovsepian	Non-Executive Chairman of the Board and Director	December 4, 2008

/s/ James J. Burke, Jr. James J. Burke, Jr.	Director	December 4, 2008

/s/ Wesley E. Cantrell Wesley E. Cantrell	Director	December 4, 2008

/s/ Dale W. Hilpert Dale W. Hilpert	Director	December 4, 2008

/s/ Linda A. Huett Linda A. Huett	Director	December 4, 2008

/s/ Michael W. Trapp Michael W. Trapp	Director	December 4, 2008

/s/ Daniel W. Yih Daniel W. Yih	Director	December 4, 2008

LIST OF EXHIBITS

Exhibit No.	Description of Exhibit
4.1	Restated Certificate of Incorporation of AnnTaylor Stores Corporation. Incorporated by reference to Exhibit 3.1 to the Form 10-Q of AnnTaylor Stores Corporation for the Quarter ended April 29, 2006, filed on June 7, 2006.

4.2	By-laws of AnnTaylor Stores Corporation, as amended through August 21, 2008. Incorporated by reference to Exhibit 3.2 to the Form 8-K of AnnTaylor Stores Corporation filed on August 22, 2008.

4.3	Amended and Restated Rights Agreement, dated as of May 1, 2001, between AnnTaylor Stores Corporation and Mellon Investor Services LLC, as Rights Agent. Incorporated by reference to Exhibit 1 to the Registration Statement on Form 8-A/A No. 1, filed on May 24, 2001.

4.4	AnnTaylor Stores Corporation Associate Discount Stock Purchase Plan, incorporated by reference to Exhibit B to the definitive proxy statement of AnnTaylor Stores Corporation, filed on April 3, 2008.

*23.1	Consent of Deloitte & Touche LLP.

*24.1	Powers of Attorney (included on signature page).

*	Filed electronically herewith.